EXHIBIT (a)   (1)   (ii)



       FORM OF LETTER TO DEBT HOLDERS WHO HAVE REQUESTED OFFER TO PURCHASE
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Dear Debt Holder:

     As you requested, we are enclosing a copy of the Prinova Capital Group, LLC, (the "Offeror") Offer to Purchase up to $196,500 of the five-year unsecured non-interest-bearing debt obligations (the "Debt") of AutoLend Group, Inc. (the "Company") as incurred by the Company under the terms of AutoLend's Third Amended Plan of Reorganization, made effective March 5, 1999. We are also enclosing the related Letter of Transmittal (which together with the Offer to Purchase constitute the "Offer"). The Offer is for cash at 5% of the face value of the Debt tendered. The expiration date of the Offer is midnight, mountain daylight savings time on April 15, 2002, unless extended as stated in the Offer. Please read carefully the enclosed documents, which include the Company's most recent financial statements.

     If after reviewing the information set forth in the Offer, you wish to tender Debt for purchase by the Offeror, Please follow the instructions contained in the Offer to Purchase and Letter of Transmittal.

     Neither the Offeror nor the Company nor the Company's Board of Directors has made or is making any Recommendations to any holder of Debt as to whether to tender the Debt. Each Debt holder is urged to consult his or her Financial Advisor or tax professional before deciding whether to tender any Debt. The Offeror is not Aware of any secondary market trading for the Debt.

     Should you have any questions on the enclosed material, please do not hesitate to call or email the Offeror's representative, Robert G. Cates, Esq. at (505) 767-9993 during business hours or email him at quincates@aolcom.
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Sincerely yours,

/s/ Vincent J. Garcia,  Managing Member

PRINOVA CAPITAL GROUP, LLC.

600 Central Avenue SW,  Suite 300
Albuquerque, New Mexico  87102
Telephone:  (505)  881-0808
Fax:   (505) 837-9427
Email:  quincates@aol.com
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